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                                                                    EXHIBIT 99.1

                                                           FOR IMMEDIATE RELEASE

                     BERKSHIRE HILLS BANCORP, INC. ANNOUNCES
                        ADDITIONAL FOURTH QUARTER EVENTS

 PITTSFIELD, MA, JANUARY 16, 2003 - Berkshire Hills Bancorp, Inc. (the "Company") (AMEX: BHL), the holding company for Berkshire Bank (the "Bank"), today announced the completion of its recently announced management and operations changes and additional fourth quarter events. The fourth quarter events primarily include those announced by the Company in its previous fourth quarter releases and related SEC filings. The additional charges result from subsequent strategic actions taken by management. The Company also announced that, although its year-end audit is not yet complete, it expects to incur a loss of approximately $0.80 per share for the quarter ended December 31, 2002, inclusive of these items. Exclusive of these fourth quarter items, and utilizing a normalized effective tax rate, core earnings are estimated at $0.35 per share. A more detailed fourth quarter earnings release will be issued on or about January 22, 2003. A summary of the fourth quarter events, including those previously announced, is as follows:


                                                             4TH QUARTER EVENTS
                                                             ------------------
                                                              in thousands
 Sale of Sub-Prime Indirect Automobile Loans                   $(11,200)
 Management Severance Costs and Expenses                        (  6,900)
 Writedown of Repossessed Assets and Increased Allowance        (  3,300)
 Borrowing Prepayment Penalties                                 (  1,100)
 Investment Portfolio Restructuring and Writedowns, net           14,200
                                                                  ------
                                                               $(  8,300)
                                                                 =======
 In further explaining these actions, Michael P. Daly, President and CEO, stated, "While the steps we have taken have resulted in some net short-term losses and charges, we believe that they are essential to our long-term profitability and our ability to create a more valuable franchise."

 SALE OF SUB-PRIME INDIRECT AUTOMOBILE LOANS

 The Company completed the sale of $69.7 million of sub-prime indirect automobile loans, which resulted in charges of approximately $11.2 million. These consisted of a $10.7 million loss on the sale and an additional charge of approximately $500,000 related to the forfeiture of accrued interest income relating to the loans that were sold.

 MANAGEMENT SEVERANCE COSTS AND EXPENSES

 The Company completed its management restructuring which resulted in approximately $6.6 million of charges. These consisted of the payment or accrual of severance payments to three executive officers and one senior vice president under existing contractual obligations and related severance expenses.

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 The Company also announced that seven directors have retired from the Boards of the Company and the Bank and the number of seats on each Board has been reduced. The retiring board members have been appointed to positions on the Company's newly created advisory board and will participate in the Bank's Directors Retirement Plan. As a result, the Company incurred a $300,000 charge in the fourth quarter.

 WRITEDOWN OF REPOSSESSED ASSETS AND INCREASED ALLOWANCE

 As part of its revised policy and procedures for reviewing and estimating writedowns of repossessed assets, the Company recognized a charge of $1.8 million of which $1.3 million was the result of writing down the values of repossessed automobiles. Of this amount, $500,000 was related to the writedown of one foreclosed property. The Company also increased its allowance for loan losses by $1.5 million to reflect a lower estimate for recoverability of the Bank's remaining sub-prime indirect automobile loans.

 BORROWING  PREPAYMENT PENALTIES

 In late December, the Company incurred a penalty of $1.1 million for prepaying approximately $21 million of high-cost FHLB advances. The Company replaced these FHLB advances with lower-cost, shorter-term borrowings.

 INVESTMENT PORTFOLIO RESTRUCTURING AND WRITEDOWNS

 In December, the Company completed the sale of $18.8 million of equity securities, which resulted in a gain of $14.8 million, and recorded a writedown of approximately $600,000 due to an other than temporary decline in market value of certain securities and other assets.

 Mr. Daly added, "In the last 90 days, we have conducted an unprecedented review of various aspects of the Company and the Bank. This has been a cooperative effort by our employees and outside advisors. With this difficult work behind us, we will focus our time and energy on customer service initiatives and increasing shareholder value."

 Berkshire Hills Bancorp, Inc. is the holding company for Berkshire Bank. Established in 1846, Berkshire Bank is one of Massachusetts' oldest and largest independent banks and is the largest banking institution based in western Massachusetts. The Bank is headquartered in Pittsfield, Massachusetts, with 11 branch offices serving communities throughout Berkshire County. The Bank is committed to operating as an independent bank, delivering exceptional customer service and a broad array of competitively priced retail and commercial products to customers.

 This press release may contain certain forward-looking statements with regard to the Company's prospective performance and strategies within the meaning of
 Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The Company intends such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995, and is including this statement for purposes of said safe harbor provisions.

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 Forward-looking  statements,  which  are  based  on  certain  assumptions,  and describe future plans, strategies, and expectations of the Company, are generally identified by use of the words "believe," "expect," "intend,"
 "anticipate,"   "estimate,"  "project,"  or  other  similar  expressions.   The
 Company's ability to predict results, or the actual effects of its plans and strategies, are inherently uncertain. Accordingly, actual results may differ materially from anticipated results. Factors that could have a material adverse effect on the operations of the Company and its subsidiaries include, but are not limited to: changes in market interest rates, general economic conditions, legislation, and regulation; changes in the monetary and fiscal policies of the U.S. Government; changes in the quality or composition of the loan and investment portfolios; changes in deposit flows, competition, and demand for financial services and loan, deposit, and investment products in the Company's local markets; changes in local real estate values; changes in accounting principles and guidelines; war or terrorist activities; and other economic, competitive, governmental, regulatory, geopolitical and technological factors affecting the Company's operations, pricing, and services.

 Specific factors that could cause future results to vary from current management expectations are detailed from time to time in the Company's SEC filings.

 Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this release. Except as required by applicable law or regulation, the Company undertakes no obligation to update these forward-looking statements to reflect events or circumstances that occur after the date on which such statements were made.

 MEDIA AND INVESTOR CONTACT:
 MICHAEL P. DALY
 413-236-3194


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